Exhibit 7(n)

                        AMENDMENT TO CUSTODIAN CONTRACT


         This Amendment to the custody contract is made as of December 5, 2000, by and between State Street Bank and Trust Company (the "Custodian") and Janus Aspen Series, on behalf of each of its Portfolios (the "Fund"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

         WHEREAS, the Fund and the Custodian entered into a Custodian Contract dated September 13, 1993 (as amended from time to time, the "Custodian Contract"); and

         WHEREAS, the Fund and the Custodian wish to amend the Custodian Contract to enable the Fund to instruct the Custodian to pay out Fund monies for interfund lending or borrowing transactions and also to segregate collateral for interfund lending or borrowing transactions;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and in the Custodian Contract, the parties hereby agree to amend the Custodian Contract as follows:

1.       PAYMENT OF FUND MONIES

         In Section 2.7, subsection (7) is renumbered as subsection (8) and new subsection (7) is added to the Custodian Contract as follows:

         (7) in connection with a lending or borrowing transaction between the Fund, on behalf of a Portfolio, and an investment company, on behalf of a Portfolio, advised by Janus Capital Corporation; or


2.       SEGREGATED ACCOUNT

         In Section 2.12, subsection (iv) is renumbered as subsection (v) and reworded, in part, as shown below; new subsection (iv) is added to the Custodian Contract as follows:

         (iv) for the purpose of segregating securities or other assets of the Fund in connection with a borrowing transaction between the Fund, on behalf of a Portfolio, as borrower and an investment company, on behalf of a Portfolio, advised by Janus Capital Corporation, and

         (v) for other proper corporate purposes BUT ONLY, in the case of clause (v),

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                  IN  WITNESS  WHEREOF,  each of the  parties  has  caused  this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date written above.


                                    JANUS ASPEN SERIES



                                    By:/s/Bonnie M. Howe
                                          Bonnie M. Howe
                                    Its:  Vice President



                                    STATE STREET BANK AND TRUST COMPANY



                                    By: /s/Ronald E. Logue
                                           Ronald E. Logue
                                    Its:   Vice Chairman